EXHIBIT 99.01

American Liberty Petroleum Corp. cancels majority of its stock

Houston, Texas (Wednesday, October 1, 2014) – American Liberty Petroleum Corp. announces today that it will cancel over sixty three percent (63%) of the company’s outstanding Common Stock shares. Three major shareholders have signed an agreement to exchange stock certificates, owned by them and already submitted to the company’s CFO, for one million (1,000,000) Common Stock shares each – for a total of over sixty eight million (68,469,993) Common Stock shares being cancelled and three million (3,000,000) being issued.

“ These shareholders, including the Chief Executive Officer prior to Mr. Rhodes, believe that our current management team and its plan focusing on enhancing shareholder value will bring major benefits to our shareholders, ” said Steven M. Plumb, American Liberty Petroleum Corp.’s Chief Financial Officer. “ With 107,389,051 Common Stock shares outstanding as of the filing of our last 10Q, we are cancelling over sixty three percent (63%) of the outstanding Common Stock shares. ”

The previously disclosed letter of intent for acquisition of Avant Diagnostics Inc. contemplates a closing date by October 1 st , 2014, based upon successful conclusion of due diligence, which is ongoing by both parties. The parties have signed an amended letter of intent providing for a later closing, October 31, after Avant Diagnostics Inc. submits a PCAOB audit to the company as part of the due diligence.

Shareholders should also note that Mr. Hunter M.A. Carr no longer has any position nor ownership in American Liberty Petroleum Corp. The Board of Directors accepted Mr. Carr’s resignation as Chairman on August 30, 2014.

About American Liberty Petroleum Corp.

American Liberty Petroleum Corp. (‘OREO’, http://americanlibertypetroleum.com/) is a fully reporting, development stage publicly traded company seeking acquisitions in the Gulf Coast oil & gas services business segment. OREO’s current management team, Robert C. Rhodes (CEO) and Steven M. Plumb (CFO), are actively involved in the search for acquisitions.

About Avant Diagnostics Inc.

Avant Diagnostics, Inc. (‘Avant’, http://avantdiagnostics.com) is a medical technology company based on the completion of the human genome sequencing project. Avant is developing specialized tests that are cutting edge in medical diagnostic testing and the OvaDx® Pre-Symptomatic Ovarian Cancer Screening Test is a leading breakthrough in commercializing these tests.

Genetic research is increasingly focused on identifying the variations of the specific genes in the genome. These variations are what define individual characteristics, including disease states or a statistical propensity for disease. The implications are far-reaching and impact not only the research community, but also the individual patients and the medical providers. Diagnostic tests that detect diseases very early in their progression will provide options for earlier treatments that may improve the patient’s quality of life and prognosis by delaying or preventing disease progression or even death. Medical providers will incur major cost savings by avoiding costly late stage disease treatments.

Safe Harbor

The statements in this press release that relate to American Liberty Petroleum Corp.’s expectations with regard to the future impact on American Liberty Petroleum Corp.'s results from new products and services in development, including any planned acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements might not occur. American Liberty Petroleum Corp. undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in American Liberty Petroleum Corp.'s plans or expectations.

Investor Contact

Robert C. Rhodes
American Liberty Petroleum Corp.
investors@americanlibertypetroleum.com

Steven Scott or Gregg Linn
Avant Diagnostics, Inc.
investors@avantdiagnostics.com